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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|

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|_|  Preliminary Proxy Statement
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|_| Definitive Proxy Statement
|X| Definitive Additional Materials
|_| Soliciting Material Pursuant to §240.14a-12

NDCHealth Corporation

(Name of Registrant as Specified In Its Charter)

MMI Investments, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[MMI Investments, L.P. Letterhead]

Dear Fellow NDCHealth Stockholder:

           Institutional Shareholder Services (ISS) has recommended a vote FOR MMI’s Stockholder Value Proposal at NDCHealth’s October 28th Annual Meeting. In making its recommendation, ISS, a leading proxy-voting advisor to institutional investors, stated:

•	“…shareholder approval of MMI’s proposal will send a strong message to management and the board that continued diminution of shareholder value will not be tolerated.”

•	"NDC clearly has underperformed the market and its peers over the past five years..."

•	"...the poor share price performance raises a red flag of a potential pay-for-performance disconnect."

•	“…the company’s return data as disclosed in the proxy statement are somewhat misleading…[by failing] to reflect the recent significant decline in share price.”

           In our view, it is a simple question of management credibility and board accountability:

NDC'S CLAIM:	"We worked with an outside investment banking firm and other advisors with the board of directors and we analyzed a number of different alternatives including the sale of individual businesses as well as considering the sale of the Company as a whole." - Chairman & CEO Walter Hoff
THE REALITY:
NDC did not hire an investment banker for a real and compensated assignment - they used management's banker on an unpaid basis, creating a smokescreen for management's failure. Attempts by management to buy more time will enrich them and risk continuing erosion of NDC's value!
NDC'S CLAIM:	"...we did not take our bonus nor will any member of senior management..." - Walter Hoff
THE REALITY:
Total compensation increased at double-digit rates in 2004 for the top three executives, with Walter Hoff's compensation increasing nearly 100%! Board cash and stock compensation will also increase in 2005.

•
NDC’s management and board own only 0.5% of shares outstanding (not counting company-granted options and restricted stock). They have not invested their earnings alongside us – instead they are shifting their incentive compensation from at-risk value sharing with options, toward near-certain value transfer with time-vesting restricted stock.

•	Despite missed forecasts and an accounting investigation which yielded a change in revenue recognition policy, class action lawsuits and an informal SEC inquiry, former-CFO Randy Hutto received a raise in 2004 and kept his job as General Counsel.

•	During Walter Hoff’s tenure as CEO, NDC has lost over $250mm in market capitalization and over $90 million in asset write-downs, investment losses and restructuring charges.

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           We believe that true accountability at NDC is long overdue. It is time for a realistic assessment of management’s record and the company’s prospects. It is time for the board to become what it should have been all along – responsible stewards of our investment in NDC – and to take a hard look at the realities of the Company’s situation.

           Our Stockholder Value Proposal requests that the board engage a leading investment bank to analyze and provide a written report to the board on all strategic alternatives available to maximize stockholder value.

•	We believe that a real review of strategic alternatives is best conducted by a special committee of independent directors advised by an investment bank without longstanding ties to management. This review will give a clear picture of all available alternatives for value maximization, including a sale of the Company, from an independent, objective and qualified advisor.

•	The Stockholder Value Proposal would require at least three quarters to be fully implemented, more than enough time for management to deliver the improved results they have projected and the board to execute a value maximization strategy on that basis.

•	As ISS noted, due to NDC’s governance structure the proposal process is one of the only means to help effect change at NDC. Use this opportunity to send a message to the board that the status quo is not satisfactory!

           We urge you to vote your shares FOR the Stockholder Value Proposal by signing, dating and returning the enclosed BLUE proxy today.

           Thank you for your support,

           MMI Investments, L.P.

If you require assistance in voting your shares, please contact

Innisfree M&A Incorporated at 1-888-750-5834.

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